***  Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.16

Re:	Proposal for agreement on power purchase agreement.

Gentlemen:

This term sheet (the “Term Sheet”) shall provide the basic terms and conditions of a Power Purchase Agreement (the “PPA”) to be entered into between Bitfury Holding B.V., whose registered office is located at Strawinskylaan 3051, 1077ZX Amsterdam, the Netherlands and its affiliates and Luminant ET Services Company LLC for the sale of full requirements retail power under the terms and conditions of a potential PPA.

The terms of the transaction are as follows:

Seller:	Luminant ET Services Company LLC –

Buyer:	Bitfury Holding B.V.

Parties:	Seller and Buyer each a “Party” and together the “Parties”.

Date:	January 14, 2020

Delivery Point:	The delivery point shall be at the high side of the [***] (“[***]”) step up transformer(s) (345KV) (the “Delivery Point”).

Power Capacity and Volumes:	Seller shall supply to the Buyer a minimum of 100MW up to 220 MW unit contingent full requirements power from [***] to meet the load needs of Buyer subject to the terms and conditions set forth herein and in the mutually agreed upon PPA (the “Power”). The Parties agree that the capacity could be increased at a later date up to 440 MW (subject to any constraints from the transformers or substation) by adding an additional transformer to the substation and making required amendments to the PPA for the additional capacity and the cost of adding the transformer to the substation.

Delivery Schedule:

Seller shall supply the Power to the Buyer in accordance with the following schedule:

•  starting with 100 MW from 32 weeks after signing the PPA with further increase in increments of 20 MW and up to 220 MW of Power to be supplied by no later than May 31, 2021. (Bitfury to provide a schedule for the ramp up to 220 MW.)

However, the Delivery Schedule is subject to the commissioning of the electrical system (which changes to the Delivery Schedule to be mutually agreed upon by the Parties) buildout from [***] and Buyer’s ability to take delivery.

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Term:	Subject to the rights of either Party to terminate the PPA as set forth herein, the term of the PPA shall begin on 1st of the month following the date the electrical system buildout is commissioned and Buyer is able to take delivery and continue for five (5) years thereafter (the “Initial Term”). Subsequently, the Initial Term shall automatically renew for a period of one (1) year unless either Party provides notice to the other Party of its intent to terminate the PPA at least six (6) months prior to expiration of the then current term.

Power Price:	The Parties hereby agree that the price of the Power shall be [***] per MWh (the “Power Price”) and for supply delivered by Seller the Power Price shall include the cost of energy, ancillaries and other services/products required to affect delivery of Power at a retail- meter-level to the Delivery Point. (Subject to confirmation of [***] Tariff.)

Take-or-Pay & Minimum Energy Consumption	The Parties hereby agree on variable take or pay arrangement. Buyer shall take or pay for an average of 66.7% of the final agreed upon capacity for each contract year. The Buyer must take and use 100% of the capacity in July and August. The Buyer, by giving notice three (3) business days before the affected month, will be entitled to choose take or pay capacity between 0%, 100% or between 50% and 80% of Power in any given month other than July and August (the “Take-or-Pay Minimums”). At any time with two (2) hours notice to Seller, Buyer may resell part or all Power to the [***] market in order to mitigate costs and maintain the Take-or-Pay Minimums. Real-Time sales must be a minimum of 1 MW for 1 hour.

Operating Committee:	An operating committee shall be established by the Parties as a means of securing effective cooperation and interchange of information and of providing consultation on a prompt and orderly basis between the Parties in connection with administering, coordinating, and carrying out the intent of the PPA (the “Operating Committee”). The Operating Committee shall be composed of one primary representative from each Party and an alternate representative from each Party. Primary representatives and alternate representatives shall be designated by written notice. Each such representative and alternate shall be an individual familiar with the operating procedures and facilities of the Party they represent and shall be fully authorized to perform the functions delegated to the Operating Committee on behalf of the Party they represent. For purposes of clarity, both the primary representative and the alternate representative from each Party shall be employees of Seller and Buyer.

Metering Point:	Specific Operating Committee duties and responsibilities shall be defined in the PPA. The Parties agree that the meter point shall be on Buyer’s 13.8kV or 35.5kV bus directly adjacent to Buyer’s 34.5kV distribution transformer (the “Metering Point”).

Metering:

Buyer shall be responsible for providing directly, or through its Meter Data Management Agent (the “MDMA”) or other third-party provider, revenue quality metering at the Metering Point(s) that is capable of accurately measuring Buyer’s total load. Buyer shall be responsible for and bear all costs that are associated with such metering equipment. Annually, Buyer shall arrange and be responsible for the associated costs to have the metering equipment tested and maintained to ensure accuracy within one percent (1%). Buyer shall promptly advise Seller if the results of any annual test show an inaccuracy of more than one percent (1%). If any annual test shows a meter to be inaccurate by more than one percent (1%), a correction shall be made on the invoice for one-half the elapsed period since the last test was made or for the entire period since the inaccuracy occurred if such period can be determined.

Buyer or its MDMA shall provide to Seller, in a timeframe and format acceptable to Seller, hourly load data from the metering equipment at the Metering Point(s) to enable Seller to determine the amount of Power procured under the PPA. If it is determined that actual meter data is not available, the Parties shall mutually agree to estimate the missing data utilizing Buyer’s historical load profile and adjusting for any known significant weather or system configuration anomalies.

Payments/Invoices:	Seller shall render an invoice (the “Bill”) under the PPA, on or before the 10th business day of the month following the month in which service was provided. If actual meter data is not available, Seller may estimate the Bill based on Buyer’s scheduled loads or an agreed to amount by the Parties for the billing month. Payments, for the Bill, shall be received by Seller within fifteen (15) business days following the Buyer’s receipt of the Bill (the “Due Date”). Amounts not paid on or before the Due Date shall be deemed delinquent and Buyer shall be assessed a late payment charge at an interest rate equivalent to the U. S. Prime Rate as quoted in the “Money Rates” section of The Wall Street Journal, as published on the first business day of each month or on the next preceding business day if not published on the first business day of the month plus two percent (2%) per annum, and accrued daily, but in no event greater than the maximum interest rate permitted by law (“Default Interest Rate”). If Buyer, in good faith, disputes the correctness of any Bill rendered under this Agreement, then Buyer shall pay the undisputed portion on or before the Due Date and notify Seller of such dispute no later than the Due Date: (1) specifying the amount of the Bill it disputes; and (2) providing a written explanation of the basis of the dispute to Seller. If the disputed amount is determined to have

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

been owed to Seller, it shall be paid to Seller on the latest of: the (i) Due Date; or (ii) five (5) business days of such determination. Any amounts paid by Buyer that are later determined not to have been owed to Seller or any amounts not invoiced by Seller that are later determined to have been owed by Buyer shall be settled in accordance with this the terms of PPA consistent with this section. The Parties shall have the right to challenge and seek adjustment to any Bill at any time within twenty-four (24) months of issuance of any Bill.

Supply Guarantee:	Subject to Curtailment Events (as defined below) and Force Majeure (as defined below), Seller guarantees permanent (24/7) availability and supply of Power as agreed between the Parties and planned under the Delivery Schedule.

Curtailment Events	Seller shall be entitled at its sole discretion and without any liability to the Buyer to curtail the Power supply of the Buyer for a maximum of 5% of total hours per year of the PPA (the “Curtailment Events”). A Curtailment Event shall mean at least a 1-hour window during which Seller in its sole discretion shall be entitled to reduce, partially or fully, the Power supply. In the Curtailment Event, and provided that the Seller provides reasonable advance notice to curtail the Buyer, the Buyer shall curtail within five (5) minutes. The available Power supply for curtailment will not include any amount of capacity or energy that is sold as an ancillary services product or being otherwise managed to generate Incremental Energy Value (as defined below). (In the future if both Parties agree and the Buyer becomes a certified as a CLR as outlined below, Seller will have the ability to curtail 55% of the Power. If Buyer does not become certified as a CLR as outlined below, Seller will have the ability to curtail 100% of the Power.)

Controllable Load Resource and QSE—Energy Management Services	In the future the Parties may agree that for up to 45% of the Buyer’s Power supply, Buyer’s bitcoin mining operation will have the ability to vary its Power demand in real-time in response to i) [***]’s spot market prices of electricity, ii) deviations in frequency of the [***] grid, or iii) other dispatch directions received from [***]. This will allow Buyer to capture incremental value by participating in [***]’s various demand response and ancillary service markets or by selling back Buyer’s purchased energy to the [***] day ahead or real-time market when the price of electricity exceeds the value Buyer would make from mining bitcoin. Buyer and Seller will work cooperatively together to determine the incremental value (above the basic value of bitcoin mining) that may be obtained by Buyer’s ability to curtail its Power demand. Buyer must become certified by [***] as a Controllable Load Resource (“CLR”) for the Energy Management Services as described below to apply.

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Energy Management Services:

Bitcoin Opportunity Value (“BOV”): Each day, Buyer will calculate a value expressed in dollars per MWh which they expect to make from bitcoin mining for the following day and communicate this and any operational constraints to Seller via e-mail prior to 7am CST.

Day-ahead Market Strategy: Seller will review market conditions and employ strategies for optimizing Buyer’s load in the day-ahead energy and ancillary services markets for the following day. The strategy will include i) volumes to be offered into each of the [***] ancillary services markets and ii) target levels at which Seller would sell Buyer’s Power supply if it is not offered into the ancillary service markets.

Current Day Market Strategy: Seller will review market conditions for balance of the current day as well as Seller’s energy schedules awarded in the day-ahead market by [***] and any additional transactions Seller has executed for Buyer. Seller will develop and execute strategies to i) curtail Buyer’s load that was not curtailed in the day ahead market if Real Time prices exceed the BOV or ii) direct Buyer to “reload” any bitcoin mining that was curtailed in the day ahead market if the real-time prices are below Buyer’s BOV or iii) execute any transaction that would increase revenues above BOV given the Buyer’s then current position and mining status.

Fees: Buyer will pay Seller a monthly QSE fee of $[***] per MWh and [***] percent of the value that Seller can capture in excess of the BOV that is realized from participating in [***]’s energy and ancillary services markets (“Incremental Energy Value”). The incremental energy value will be calculated as follows:

Incremental Energy Value = (revenue from ancillary services) plus (revenue from the sale of surplus energy (curtailed energy)) plus (settlement value of energy swaps used for hedging) minus (BOV for curtailed MWs) minus (cost of repurchasing any energy to reload in real-time) minus (applicable TDU fees). Any losses from curtailments for or agreed upon curtailments will be excluded.

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Interconnection Electric Facility

The Parties shall develop all required interconnection electric facilities and related equipment (the “Interconnection Electric Facilities”) from Buyer’s dedicated 345KV transformer and interconnected 345KV breaker(s) and Buyer’s disconnect switch directly adjacent to Buyer’s 345kV to 34.5kV distribution transformer pursuant to the terms and conditions set out below.

All Interconnection Electric Facilities shall be financed by the Seller. Buyer shall be and remain sole owner of the Interconnection Electric Facilities during the Term of the PPA. The Buyer will pay out monthly the cost of the Interconnection Electric Facilities throughout the Term of the PPA in accordance with the amortization schedule to be agreed between the Parties separately. The Seller shall be solely responsible for operation and maintenance of the Interconnection Electric Facilities during the Term of the PPA. At the end of the PPA ownership of the Interconnection Electric Facilities will remain with the Buyer until the Seller obtains bids from five (5) brokers that are in the business of supplying electrical equipment in the secondary market, Seller will discard the high and the low bids and pay the average of the remaining three (3) bids for the electrical equipment on the attached exhibit A, after which, ownership of the Interconnection Electric Facilities will revert to the Seller.

Credit Requirements

Buyer shall be required to provide three months of monthly bill for the total elected Power under the effective PPA, as an Independent Collateral Amount plus post additional collateral in increments of $[***] once exposure has reached 95% of the posted Independent Collateral Amount. Buyer will provide one half (1/2) of the Independent Collateral Amount when the Seller has started construction of the Interconnection Electric Facilities and the remainder one half (1/2) within fifteen (15) days before the date when the Buyer is able to start commercial operation using the total elected Power. Collateral posted hereunder shall be in the form of cash or a letter of credit.

Buyer will provide security in the amount of 20% of the total spend for the Interconnection Electric Facilities in the form of a letter of credit or cash. In addition, the Buyer will give the Seller or its affiliate a first lien on the Interconnection Electric Facility and a first lien on all other Buyer equipment located on the Seller’s or its affiliates’ property at [***]. Buyer will post this amount when the Seller has started construction of the Interconnection Electric Facilities. The amount of the security provided in this paragraph will decrease by 20% of the initial security provided in this paragraph after each year of the PPA.

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Change in Law

If Seller’s cost to serve Buyer under the PPA is otherwise materially increased as a result of change in law or a regulatory action after 12 (twelve) months following execution of the PPA, then Seller may adjust the Power Price under the PPA in order to reflect the increased cost to Seller of supplying to Buyer as a result of any such change(s). Seller shall provide Buyer with written notice of the adjustment to the Power Price, along with a written explanation of the change that includes the effective date of the adjustment and the circumstances giving rise to the increased cost to Seller. For the avoidance of doubt, Seller shall not be entitled to change the Power Price within the first 12 (twelve) months following the execution of the PPA even in case of regulatory actions.

In the event of a change to the Power Price which results in a price increase to greater than US$[***] per KWh for Buyer, the Buyer shall be entitled to terminate the PPA with immediate effect and and upon termination the Parties shall equally share the cost of the remaining principal amount of the Interconnection Electric Facility per the agreed upon amortization schedule. If the Buyer, at its sole discretion, elects not to terminate the PPA but continue with the increased price, the Buyer shall bear the full impact of the price increase.

Events of Default, Termination Rights and Remedies

The Events of Default will include customary and standard defaults including but not limited to the following:

•  Either Party (a) commits a material breach of any of the terms of the PPA and such breach is not cured within 15 days of notice; (b) fails to pay any amount due and such failure is not cured within 3 business days of notice; (c) fails to provide credit support as required in the PPA and such failure is not cured within 3 business days of notice; (d) (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

If there is an Event of Default, the non-defaulting Party shall have the right (i) to designate a day, not earlier than the day such notice is effective and not later than twenty (20) calendar days after such notice is effective, as an early termination date (the “Early Termination Date”) to accelerate all amounts owing between the Parties and to liquidate and terminate the PPA, (ii) withhold any payments due to the defaulting Party under this PPA and (iii) suspend performance. The non-defaulting Party shall calculate, in a commercially reasonable manner, a termination payment as of the Early Termination Date. The termination payment shall be an amount equal to the sum of any payments then due to the non-defaulting Party for prior performance (net of payments owed to the defaulting Party for prior performance). If the non-defaulting Party’s gains exceeds its costs and losses, then the settlement Amount is zero. Gains and losses shall be calculated as the amount equal to the present value of the economic benefit or loss to the non-defaulting Party resulting from the termination of the PPA for the remaining term of the PPA had it not been terminated, as determined in a commercially reasonable manner, namely ((Power Price minus forward market price) multiplied by the remaining contract volumes). For example:

Buyer shall be entitled to unilaterally terminate the PPA at convenience without liability to Seller in a following manner:

•  After expiry of the first 24 (twenty-four) months of the PPA Bitfury may terminate the PPA with 3 (three) months prior written notice subject to paying the present value of liquidating the remaining portion of the contract plus reimbursement for remaining cost of the build out and upgrades of the Interconnection Electric Facilities. The calculation will be the same terms as if there was an Event of Default and Buyer were the defaulting Party.

Force Majeure

Force Majeure means an event or circumstance which prevents one Party from performing its obligations, which event or circumstance, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which, by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Force Majeure, includes, without limitation, strikes, lock-outs or other industrial disputes (whether involving the workforce of either Party), act of God or nature, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war, riot, civil commotion, accident, fire, explosion, flood, storm, lightening, earthquake, subsidence, epidemic or other natural disaster.

To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under the PPA (the “Claiming Party”) gives notice and details of the Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused from

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

the performance of its obligations with respect to the PPA (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure). The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure. For the avoidance of doubt, Seller shall be able to declare a Force Majeure if a Force Majeure event impacts [***].

Representations and Warranties

The PPA shall include at least following representations and warranties.

Buyer represents and warrants that it:

•  Will not re-sell the Power to any third parties other than to [***] (spot market) through Seller market access unless otherwise agreed in the PPA (for clarity Buyer may not re-sell power to [***] when Seller is exercising its right to curtail Buyer, which is limited to 5% of the hours);

•  Owns and operates the infrastructure from the Delivery Point to Buyer’s 34.5 kV mains;

•  Obtained all necessary permits, consents, approvals, licenses, authorizations required for its performance of this PPA; and

•  Obtained all applicable permits on environmental impact.

Seller represents and warrants that it:

•  has the right to sell the output of [***] to the Delivery Point; and

•  Obtained all necessary permits, consents, approvals, licenses, authorizations required for its performance of this PPA.

Land Lease	If a PPA is entered into between the Parties, the Parties agree to enter into a separate agreement under which Seller or its affiliate will lease to Buyer a fenced land plot of land that is large enough for the Buyer to set up facilities including the data center and ancillary infrastructure.

Confidentiality:	No Party shall knowingly or intentionally disclose in a public manner the terms of this term sheet or the PPA contemplated hereby, and each Party shall treat as confidential the other Party’s contributions and any information supplied by such other Party.

Assignment:	Buyer will be able to assign the PPA to an affiliate as long as the creditworthiness of the affiliate is as good or better than the Buyer’s or the affiliate posts collateral in an amount (as calculated by the Seller) and from that is acceptable to the Seller. Neither Party shall be able to assign (other than as noted above) the PPA without the other Party’s prior written consent subject to any mutually agreed upon exceptions.

Indemnity:	Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) from and against all third party claims, demands, losses, liabilities, penalties, and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real property and tangible personal property or facilities or the property of any other person or entity to the extent arising out of, resulting from, or caused by a breach by Indemnifying Party of its obligations under the PPA, violation of any applicable laws, or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party, its affiliates, its directors, officers, employees, or agents. Neither Party shall be indemnified for its damages resulting from its sole negligence, intentional acts or willful misconduct.

Contingencies And Acceptance:

THE PARTIES UNDERSTAND AND AGREE THAT UNTIL A DEFINITIVE AGREEMENT HAS BEEN EXECUTED AND DELIVERED, NO CONTRACT, OR AGREEMENT PROVIDING FOR A TRANSACTION AMONG THE PARTIES SHALL BE DEEMED TO EXIST AMONG THE PARTIES AND NO PARTY WILL BE UNDER ANY LEGAL OBLIGATION OF ANY KIND WHATSOEVER WITH RESPECT TO THIS TERM SHEET BY VIRTUE OF THIS OR ANY WRITTEN OR ORAL EXPRESSION THEREOF. THIS TERM SHEET NEITHER OBLIGATES A PARTY TO DEAL EXCLUSIVELY WITH THE OTHER PARTY NOR PREVENTS A PARTY OR ANY OF ITS AFFILIATES FROM COMPETING WITH ANOTHER PARTY OR ANY OF ITS AFFILIATES.

THIS PROPOSAL IS CONTINGENT UPON BOTH BUYER AND SELLER RECEIVING ALL REQUISITE APPROVALS.

BINDING PROVISIONS UNDER THIS TERM SHEET

This Term Sheet constitutes a non-binding term sheet and shall not bind the Parties hereto except for the confidentiality and governing law. This letter is intended to set forth our preliminary understanding of certain terms and conditions of the proposed PPA. The Parties shall not be obligated to enter into this PPA unless and until the PPA is mutually executed and delivered by the Parties. The Parties are not limited to alter, add, amend or exclude the provisions of this Term Sheet in the PPA subject to mutual agreement of the Parties.

Each Party shall bear its own costs, whether legal, administrative, notarial, travel-related, technical or other, related to the negotiation, preparation and execution of this Term Sheet, or otherwise connected with the negotiation, preparation and execution of the PPA.

The terms and conditions contained in this Term Sheet are strictly private and confidential. The Parties hereto shall maintain the strictest confidentiality concerning this Term Sheet, the PPA and PPA documents contemplated in this Term Sheet, provided that the Parties shall be entitled to disclose details of these terms and conditions and the proposed PPA to its employees, directors, shareholders, investors, lenders and advisers on a need-to-know basis. No public statement shall be made, without the prior written consent of the other Party.

This Term Sheet shall automatically terminate upon the earlier of: (i) the execution of binding PPA between the Parties; or (ii) 90 (ninety) calendar days from the date of execution of this Term Sheet.

This Term Sheet may be signed in counterparts, each of which shall be deemed an original and all such counterparts shall be deemed on and the same instrument. Signatures to this Term Sheet may be transmitted by facsimile or electronic transmission and shall be deemed to be as valid as an original if transmitted by facsimile or electronic transmission.

This Term Sheet and any disputes or claims arising out of or in connection with them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of New York, excluding conflict of laws rules.

All disputes, disagreements or claims, arising out of the Term Sheet or in connection with it, including any question regarding its existence, performance, violation, termination or invalidity, must, at the request of any Party, be referred to a senior representative of each of the Parties for resolution on an informal basis as promptly as practicable. In the event the Parties are unable to satisfactorily resolve their dispute within thirty (30) calendar days of such referral to the senior representatives, upon the request of either Party, the Parties shall endeavor to resolve their dispute by mediation which shall be non-binding. A Party’s request for mediation shall be made in writing and delivered to the other Party.The Parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in New York, New York unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

[The remainder of the page is intentionally left blank. Signature page to follow]

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Please confirm the above is acceptable to you by signing in the space provided below and returning a signed Term Sheet to Buyer.

Sincerely,

Bitfury Holding BV

By:
Name:	Olegs Blinkovs
Title:	Director

Luminant ET Services Company LLC

By:
Name:
Title: